Exhibit 99.1

AIM ImmunoTech Reports Positive Mid-year Safety and Efficacy Data from Phase 2 Study Evaluating Ampligen® (rintatolimod) in Combination with AstraZeneca’s Imfinzi® (durvalumab) for the Treatment of Pancreatic Cancer

Mid-year report of combination therapy demonstrates promising signs of both no significant toxicity and superior PFS and OS

OCALA, Fla., July 28, 2025/ AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today reported positive data in a mid-year update from the ongoing Phase 2 clinical study evaluating AIM’s drug Ampligen® (rintatolimod) combined with AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor Imfinzi® (durvalumab) in the treatment of metastatic pancreatic cancer patients with stable disease post-FOLFIRINOX (the “DURIPANC” study) (See: ClinicalTrials.gov NCT05927142).

The DURIPANC study — which is a joint collaboration with AstraZeneca and Erasmus Medical Center (“Erasmus MC”) in the Netherlands — is an investigator-initiated, exploratory, open-label, single-center study expected to enroll up to 25 subjects in the Phase 2 portion. A total of 14 subjects have been enrolled in DURIPANC as of the mid-year report. The primary objective of the study is the clinical benefit rate of the combination therapy; the secondary/exploratory objectives include assessing overall survival (OS), progression-free survival (PFS) and initiating immune-monitoring using available tissue biopsies and peripheral immune profiling.

Prof. Casper van Eijck, MD, PhD, of Erasmus MC, stated: “Our preliminary data suggests that the combination of Ampligen and durvalumab is well-tolerated in post-FOLFIRINOX pancreatic cancer patients, with encouraging preliminary survival data, especially given the historical difficulty of improving outcomes in this setting. Immunologic correlatives and further follow-up are essential to determine the biological activity and the durability of response. In addition, it will be important to identify which patients are most likely to benefit from the combination treatment, thereby personalizing therapy better and maximizing clinical outcomes.”

See: DURIPANC, Mid-Year Interim Clinical Progress Update.

Pancreatic cancer has limited immunotherapy responsiveness, particularly in unselected populations. Following FOLFIRINOX, maintenance or second-line immunotherapies have historically shown limited survival benefit in comparison trials. Compared to these data, the DURIPANC study mid-year report shows continuing promising early signs of both no significant toxicity and superior PFS and OS:

●	No significant toxicity, an encouraging safety profile for a post-chemo setting;
●	~21% of patients have PFS >6 months (3/14), with an additional 21% not yet progressed; and
●	OS >6 months in the majority (64%) of eligible patients—better than expected in this setting.

AIM ImmunoTech CEO Thomas K. Equels stated: “Data from Ampligen as a maintenance monotherapy was extremely positive when compared to existing therapeutic approaches. DURIPANC builds on that foundation and these results suggest a clear path forward and identify a promising potential benefit of combining the selective innate immune activation of Ampligen with the checkpoint inhibition of durvalumab in pancreatic cancer maintenance therapy. I am hopeful that pending immune-monitoring data analysis by Prof. van Eijck and the team at Erasmus Medical Center will identify additional mechanistic insights or predictive biomarkers in this potentially groundbreaking clinical trial, bringing hope for a future therapy for this highly lethal and clearly unmet medical need that kills more than 100,000 people in the American and European Union markets each year, and more than 500,000 worldwide.”

AIM’S Pancreatic Cancer Profile

The DURIPANC study is the culmination of several years of focus by AIM on the development of Ampligen for the treatment of pancreatic cancer. Since 2017, more than 50 pancreatic cancer patients received treatment with Ampligen as an immuno-oncology mono-therapy under a Dutch government-approved Compassionate Use/Early Access Program at Erasmus MC. Prof. van Eijck was the lead investigator and the EAP has produced a number of detailed analyses in both abstracts and peer-reviewed medical research publications:

●	Rintatolimod (Ampligen®) Enhances Numbers of Peripheral B Cells and Is Associated with Longer Survival in Patients with Locally Advanced and Metastasized Pancreatic Cancer Pre-Treated with FOLFIRINOX: A Single-Center Named Patient Program
●	Treating Pancreatic Ductal Adenocarcinoma Patients with Rintatolimod: Hitting Two Targets with One Arrow?
●	Rintatolimod in Advanced Pancreatic Cancer Enhances Antitumor Immunity through Dendritic Cell-Mediated T-Cell Responses

Based on these strong results suggesting Ampligen’s potential effectiveness as a pancreatic cancer monotherapy, in January 2023 the Company entered into Clinical Agreements with AstraZeneca and Erasmus MC for the investigator-initiated DURIPANC clinical trial to study the potential combination therapy of Ampligen and Durvalumab, a PD-L1 checkpoint inhibitor.

In order to protect what has the potential to be a valuable long-term benefit for stockholders, AIM has developed an intellectual property plan specific to pancreatic cancer that includes a recently issued U.S. patent for Ampligen as an oncology treatment in combination with an anti-PD-L1, extending protection to August 9, 2039, as well as orphan drug designations in pancreatic cancer in both the United States and the European Union granting years of market exclusivity to AIM for Ampligen post-commercial approval.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date do not guarantee that Ampligen will be approved as a therapy in pancreatic cancer. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com